UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2019

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 272-4235

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2019, STR Holdings, Inc. (the “Company”), through our wholly owned subsidiary Specialized Technology Resources España, SA (the “Borrower” or “STR Spain”)), entered into a Loan with Mortgage Guarantee (the “Loan Agreement”) with the Regional Society of Promotion of the Principality of Asturias, SA (the “Lender”), for a term loan (the “Loan”) in the aggregate principal amount of €2 million (approximately $2.4 million based upon exchange rates as of December 31, 2018). STR Spain is required to use the loan proceeds to help finance the launch and operation of its food packaging products business. The Loan matures on December 31, 2025, with principal due and payable in equal quarterly installments of €100,000 each, commencing on March 31, 2021. The Loan may be prepaid at any time without premium or penalty. Interest, which is payable quarterly in arrears, accrues at the annual EURIBOR rate (as such term is defined in the Loan Agreement) plus an applicable margin. During the first two years, the applicable margin is 2%, and thereafter increases by 1% per year until the applicable margin is 5% in the fifth year of the Loan. The Loan is secured by a mortgage of STR Spain’s business and facilities, and contains customary covenants, including a covenant prohibiting STR Spain from making distributions to the Company without the prior approval of the Lender. In connection with the Loan, the Company has also separately agreed to provide STR Spain with resources to support the Loan and the continuity of the STR Spain packaging initiative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: March 15, 2019	By:	/s/ ROBERT S. YORGENSEN
Robert S. Yorgensen
President and Chief Executive Officer